Exhibit C - VNIM Code of Ethics Vaughan Nelson Investment Management, L.P. Code of Ethics (Amended as of August 27, 2024) This is the Code of Ethics (“the Code” or “this Code”) of Vaughan Nelson Investment Management, L.P. (the "Firm"). Things You Need to Know to Use This Code 1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code. 2. The Firm considers all employees to be Access Persons under this Code. There are Reporting Forms that Access Persons have to fill out under this Code. You can access the Reporting Forms by logging in to the Firm’s automated compliance solution. Board members who are not employees of the Firm, do not have to comply with the trading restrictions and blackout provisions in Section B of part II. Further, certain members of the Firm’s board may be classified as “Non-Access Directors.” See the “Definitions” section of this Code. Non- Access Directors are subject to Parts I.A. and I.B. of this Code, but not to Parts I.C., I.D. or Part II of the Code. PART I--Applies to All Personnel A. General Principles--These Apply to All Personnel (including All Board Members) The Firm is a fiduciary for its investment advisory and sub-advisory clients. Fiduciaries owe their clients a duty of honesty, good faith and fair dealing. As a fiduciary, an adviser must act at all times in the client’s best interests and must avoid or disclose conflicts of interest. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to: • use for their own benefit (or the benefit of anyone other than the client) information about the Firm's trading or recommendations for client accounts; or • take advantage of investment opportunities that would otherwise be available for the Firm's clients. As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, from our positions, or from relationships with our clients or with the brokerage community. Privacy and Confidentiality All personnel are required to keep any nonpublic information about clients (including former clients), the Firm or vendors in strict confidence. Employees should treat the following with confidentiality and discretion: • A client’s identity (unless the client consents), the client’s financial circumstances, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies (except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes). • Non-public information regarding the Firm including but not limited to trading intentions, business plans and strategies, technology, business processes, customer relationships, and financial results Whenever dealing with confidential information personnel should: • Assume client or Firm information is confidential unless evidence exists to the contrary • Only use it for the purposes for which it was gathered • Not make disclosure to anyone outside of the Firm unless authorized to do so and only share information internally on a need-to-know basis • Not disclose information related to a former employer to anyone within the Firm Nothing in this Policy prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Firm to make any such reports or disclosures and you are not required to notify the Firm that you have made such reports or disclosures. Personnel should stay informed and comply with Firm policies dealing with data access, information security, encryption standards, and other initiatives designed to protect the integrity and confidentiality of information. Please refer also to the Firm’s Privacy Policies under Regulation S-P and S- AM. Books and Records All personnel are required to keep accurate and truthful books and records which is critical for our business operations, compliance with legal requirements and the preparation of the Firm’s financial statements. In this pursuit, personnel should: • Recognize their role and personal responsibility for the integrity of records, reports and information that they prepare or control • Comply with internal accounting and recordkeeping policies. Falsification of any books, records or accounts is prohibited • Provide complete and accurate information in connection with any regulatory filings or inquiries • Follow all record retention and destruction policies of the Firm

Computers and Communications All personnel are to use the Firm’s computer and communications systems (“Systems”) solely for business purposes. Unauthorized access to, use of, interception or distribution of the Firm’s Systems is prohibited. Such conduct may also be a violation of law. However, the Firm realizes that some personal use of these Systems is inevitable. Any personal use should be kept to a minimum. Excessive or inappropriate use of such Systems for personal use (e.g. time spent or content) as determined by the Firm in its sole discretion may be grounds for sanctions or termination. • Any personal use must be lawful and not violate any Firm policy. As an example, an email communication or, accessing an internet site, with inappropriate content or material would violate Firm policy and is prohibited. • Personal use of the Firm’s Systems must not impose any incremental cost to the Firm, interfere with normal business operations, or otherwise adversely affect the interests of the Firm or an employee’s work. • Employee’s use of the Firm’s Systems, for either business or personal use, should have no expectation of privacy. Insider Trading All personnel are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information about issuers and are also prohibited from communicating material, nonpublic information about issuers to others (other than for legitimate legal or business purposes such as informing the Chief Compliance Officer that they, or the firm, is in possession of such information). Vaughan Nelson will consider restricting employee trades in funds managed by our firm that are closing which primarily hold securities that make the funds susceptible to price impacts due to outflows (i.e., micro-caps) or have seed capital. Please refer to the Firm’s Insider Trading Policy for more detail. Political Contributions All personnel are required to obtain preclearance approval for any direct or indirect political contributions or payments to an Official or Political Action Committee (PAC) in order to evaluate and monitor any potential or ongoing impact to the firm. Additional restrictions and prohibitions apply to employees identified as Covered Associates involving monetary limitations and the coordination / solicitation of other individuals to make political contributions. Please refer to the Firm’s policy regarding Political Contributions by Certain Investment Advisers (Pay-to-Play) for more detail. The Firm expects all personnel to comply with the spirit of the Code, as well as the applicable specific rules contained in the Code. You must promptly report any violations (not just of personal trading but of the overall requirements of this Code) to the Chief Compliance Officer. The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing. Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct. If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Don't just guess at the answer. Ignorance or lack of understanding is no excuse for a violation. Certification of Compliance Initial Certification The Firm is required to provide all employees with a copy of this Code. All employees must certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code. Acknowledgement of Amendments The Firm must also provide employees with any amendments to this Code and employees must submit a written acknowledgement that they have received, read, and understood the amendments to this Code. Annual Certification All employees must annually certify that they have read, understood, and complied with this Code, have made all of the reports required by this Code, and have not engaged in any prohibited conduct. All certifications will be made through the Firm’s automated compliance system. The CCO shall maintain records of these certifications of compliance. B. Compliance with the Federal Securities Laws More generally, Firm personnel (including members of the Firm’s boards) are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include: • the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder; • the Investment Advisers Act of 1940 and the SEC rules thereunder; • the Investment Company Act of 1940 and the SEC rules thereunder; • title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and • the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder. All firm personnel are reminded that under these laws, all oral and written statements, including those made to clients, prospective clients, or their representatives must be professional, accurate, balanced, and not misleading in any way. C. Gifts to or from Brokers, Clients or Others--This Applies to All Access Persons No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the Family/Household of firm personnel. No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts (currently $200). These policies are not intended to prohibit normal business entertainment (e.g. dinner, sporting event tickets, etc. all of a reasonable value). Any questions as to whether a particular gift or entertainment activity constitutes normal business entertainment should be directed to the Chief Compliance Officer. Please refer to the Firm’s Gift & Entertainment policy for a more detailed discussion and quarterly reporting requirements. D. Outside Business Activities for Another Organization / Company--This Applies to All Personnel, Except Members of the Firm’s Board Who Are Not Employees of the Firm To avoid conflicts of interest, insider information and other compliance and business issues, the Firm requires all its employees who are involved with an Outside Organization / Company (e.g. employee, consultant, officer, member of the board, investment committee, etc.) of any for-profit, not-for-profit or other entity to disclose and obtain written approval of the Firm to do so. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by the CEO or the Board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm, nor does it apply to members of the Firm's board who are not employees of the Firm. PART II--Applies to Access Persons A. Reporting Requirements--These Apply to All Access Persons NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Reportable Funds, Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code. ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports. Absent extenuating circumstances, only those involved with the internal review of personal transactions (i.e., the Chief Compliance Officer, those assisting the Chief Compliance Officer and the CEO) will have access to submitted reports. The reports are also required to be made available for certain other purposes, such as SEC inspections. 1. Initial Holdings Reports. No later than ten (10) days after you become an Access Person, you must file with the Chief Compliance Officer a Holdings Report within the Firm’s automated compliance system. This report requires you to list all Covered Securities in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintain an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person. The information contained in the report must be current as of a date no more than forty-five (45) days prior to the date you became an Access Person. At the time your employment with the Firm begins (or within a reasonable timeframe) you will be provided with a copy of the firm’s Code of Ethics and also will be required to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code. This confirmation will be made through the Firm’s automated compliance system. 2. Quarterly Transaction Reports. No later than thirty (30) days after the end of March, June, September and December each year, you must file with the Chief Compliance Officer a Quarterly Transactions Report within the Firm’s automated compliance system. This report requires you to list all transactions during the most recent calendar quarter in Covered Securities, in which transactions you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to list all brokers, dealers, investment managers and banks where you or a member of your Family/Household established, or closed an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household. 3. Annual Holdings Reports. By January 31st of each year, you must file with the Chief Compliance Officer an Annual Holdings Report within the Firm’s automated compliance system. This report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year. You will be provided with a copy of this Code on an annual basis, or as amendments to the Code are made. With each provision of the Code, you will be required to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code. This confirmation will be made through the Firm’s automated compliance system. 4. Duplicate Confirmations and Periodic Statements/ Electronic Data Feed to the Firm’s Automated Compliance System. If you or any member of your Family/Household has a securities account that holds or will hold Covered Securities with any broker, dealer, investment manager or bank, you or your Family/Household member will need to coordinate with the compliance department for the broker, dealer, investment manager or bank to provide an electronic data feed of the account and its activity into the Firm’s automated compliance system. Should an electronic data feed not be available, the account will need to be closed, you must select a broker from the Firm’s list of firms that have electronic feed capability with the Firm’s automated compliance system and after opening an account(s), transfer all Covered Securities from the account to be closed into the new account(s). For new employees, this must be completed within 60 days of hire. Hard copy statements and confirmations will need to be forwarded to the compliance department for 1) the new account(s) until the data feed is active, and 2) the old account(s) until such time as they are closed. Current employees with accounts existing prior to November 23, 2021, that do not have data feed capability are grandfathered. 5. Outside Business Activities Pre-Approval and Annual Certification. By January 31st of each year, you must file with the Chief Compliance Officer an Outside Business Activity Annual Affirmation within the Firm’s automated compliance system. The Affirmation requires that you list all entities (for-profit, not-for-profit or other) with which you are involved (e.g. employee, consultant, officer, member of board, investment committee, etc.) as of the previous year-end with an indication as to whether the entity is publicly traded or private and whether it maintains investments. The Outside Business Activity electronic form is also to be used in requesting pre-approval to serve as an Officer or member of the Board of Directors for any entity prior to accepting such a position. B. Transaction Restrictions--These Apply to All Access Persons. 1. Preclearance. You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, preclearance for that transaction through the automated compliance system. Once obtained, preclearance is valid only for the day on which it is granted and the following one (1) business day. The Chief Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke preclearance for any reason. In no event will preclearance be granted for any Covered Security if, to the knowledge of the Chief Compliance Officer, the Firm has purchased or sold that same security or a closely related security that day OR the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security). a.) Limit Orders Limit Orders will be granted pre-clearance authorization to be placed for a period of ten (10) business days as long as the security is NOT HELD within one of the firm’s strategies and will not potentially violate short-term trading restrictions. • Any change you wish to make to an approved limit order (e.g. limit price) will require a new pre-clearance authorization prior to execution. Unapproved changes to a limit order which are executed will be a violation of the Code and subject to fines and/or sanctions • Upon such time as the firm may begin to trade and hold a previously approved outstanding limit order security within one of the firm’s strategies you will be notified to cancel the limit order. Any desire to trade the security, after a notification to cancel a limit order is given to you, will require a new pre-clearance form and associated authorization. Execution of the original limit order for which notification to cancel has been given will be a violation of the Code and subject to fines and/or sanctions. b.) Preclearance Exceptions The preclearance requirements do not apply to the following categories of transactions: i. Shares of registered open-end investment companies (mutual funds only, see ETFs at iv) (including Reportable Funds). • However, Reportable Funds are reportable under this code in connection with Initial, Quarterly and Annual disclosures. ii. Transactions in securities of collective investment vehicles (other than a Fund/ETF sub-advised by Vaughan Nelson) for which the Firm serves as the investment adviser (for example, the purchase or redemption by you of an interest in a Firm-managed hedge fund would not be subject to pre-clearance). iii. Transactions in Covered Securities by Firm- sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security). iv. Exchange Traded Funds (ETFs); other than those ETFs in which the firm trades, or advises/sub-advises. Please see “Appendix A” (attached) for a list of Exchange Traded Funds for which pre-clearance IS required. v. Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion. vi. Transactions effected through an unaffiliated managed account are excluded only if the Access Person (or member of his or her Family/Household, as applicable) has not initiated the investment transaction, has not been consulted regarding any specific investment recommendations or decisions, and is not otherwise participating in the account’s investment process. vii. Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan. viii. Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer. ix. Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts. c.) The following are NOT Covered Securities, and so are also not subject to the preclearance requirements: • direct obligations of the U.S. Government; • bankers' acceptances, bank certificates of deposit; • commercial paper and other high quality short-term debt obligations (including repurchase agreements); • shares issued by money market funds and shares of registered open-end investment companies that are not Reportable Funds. 2. Initial Public Offerings and Private Placements. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in an initial public offering. In addition, neither you nor any member of your Family/Household may acquire Beneficial Ownership in any Covered Security in a private placement, except with the specific, advance approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. 3. Prohibition on Short-Term Trading in Funds/ETFs Advised/Sub-advised by Vaughan Nelson Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, shares of any fund advised or sub-advised by Vaughan Nelson within any period of thirty (30) calendar days for a profit. This prohibition applies to shares of funds advised / sub-advised by Vaughan Nelson held in retirement or 401(k) plan accounts, as well as in other accounts in which you or a member of your Family/Household has Beneficial Ownership. Note that an exchange of shares (i.e. into another retirement plan option) counts as a sale of shares for purposes of this prohibition. a.) This prohibition does not apply to the following categories of transactions: i. A fund sub-advised by an affiliate and on the Reportable Funds list. ii. Transactions under automatic investment or withdrawal plans, including automatic 401(k) plan investments, and transactions under a "fund sub-advised by Vaughan Nelson's" dividend reinvestment plan. A.) For example, if you have established an automatic investment plan under which regular monthly investments are automatically made in a fund sub-advised by Vaughan Nelson, that investment will not be considered to begin or end a thirty (30) day holding period. iii. Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion. b.) In applying the prohibition on short-term trading in funds advised/sub-advised by Vaughan Nelson, the Firm may take account of all purchase and sale transactions in the Vaughan Nelson advised/sub-advised fund, even if the transactions were made in different accounts. For example, a purchase of shares of a fund advised/sub-advised by Vaughan Nelson in a brokerage account, followed within thirty (30) days by an exchange out of the same fund advised/sub-advised by Vaughan Nelson in your 401(k) account, will be treated as a violation. In applying the thirty (30) day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. (That is, a last-in, first-out analysis will apply.) A violation will be deemed to have occurred even if the number of shares or the dollar value of the second trade was different from the number of shares or dollar value of the first trade. 4. Prohibition on Short-Term Trading of Covered Securities Other Than Funds/ETFs Advised/Sub-advised by Vaughan Nelson. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of sixty (60) calendar days for a profit. If any such transactions occur, the Firm will require any profits from the transactions to be disgorged for donation by the Firm to charity.

a.) This prohibition on short-term trading does not apply to: i. Transactions in securities of collective investment vehicles for which the Firm serves as an investment adviser, other than funds advised/sub-advised by Vaughan Nelson. Note that Section 3 above contains separate prohibitions on short-term trading in funds advised/sub-advised by Vaughan Nelson. ii. Transactions in Covered Securities by Firm- sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security). iii. Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion. iv. Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan. v. Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or Family/Household member) from the issuer. vi. Transactions in common or preferred stocks of a class that is publicly-traded, has an average daily trading volume greater than 1 million shares (as indicated by a reputable source) and is issued by a company with a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency) vii. Transactions in Exchange Traded Funds which are considered Covered Securities. viii. Transactions effected through an unaffiliated managed account where the Access Person (or member of his or her Family/Household, as the case may be) has not initiated the investment transaction, has not been consulted regarding specific investment recommendations or decisions, and is not otherwise participating in the investment process. ix. Transactions in municipal bonds, corporate bonds, mortgage-backed securities, and agency bonds (e.g. Fannie Mae's). (Reminder: Governments bonds are not considered Covered Securities). 5. Seven (7) Day Blackout Period--This Applies to All Access Persons. No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the three (3) business days immediately before or after a business day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any client account. If any such transactions occur, the Firm will generally require any profits from the transactions to be disgorged for donation by the Firm to charity. Note that the total blackout period is seven (7) business days (the day of the client trade, plus three (3) business days before and three (3) business days after). a. ) Hardship Exception: to the extent an individual desires to purchase, or sell a security currently owned by that individual, and is only precluded from purchasing or selling the security due to an ongoing blackout period, the individual may request a ‘hardship exception’ from the Chief Compliance Officer. Based upon all facts and circumstances surrounding the hardship, the Chief Compliance Officer may, in his/her sole discretion, formulate an objective plan to facilitate the individual’s transaction in a manner which will not benefit from or impact transactions undertaken on behalf of the firm’s clients. The individual generally must have made at least three (3) attempts to preclear the security and been denied. Any trades for the security in a client account that day (including open but not filled trades) will result in an automatic denial regardless of the number of attempts made by the individual. b.) Backside Blackout Period: The Firm will review situations where a personal trade has been approved (including a review of the frontside blackout period) and transacted and then the same Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) subsequently transacted by the Firm for client accounts during the backside blackout period. To the extent the Firm’s transactions during the backside blackout period consisted of ‘re-balancing’ or ‘flow’ trades, no violation will have been deemed to occur. c.) It sometimes happens that an Access Person who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines-- within the three (3) business days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Access Person is responsible for making investment recommendations or decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the third day following the day of the transaction for the Access Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code. The Firm recognizes that this situation may occur entirely in good faith, and will not require disgorgement of profits in such instances if it appears that the Access Person acted in good faith and in the best interests of the Firm's clients. d.) The blackout requirements do not apply to the following categories of transactions: i. Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts. ii. Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion. iii. Transactions effected through an unaffiliated managed account are excluded only if the Access Person (or member of his or her Family/Household, as applicable) has not initiated the investment transaction, has not been consulted regarding any specific investment recommendations or decisions, and is not otherwise participating in the account’s investment process. iv. Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan. v. Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer. vi. Transactions in securities of collective investment vehicles for which the Firm serves as the investment adviser. vii. Transactions in Covered Securities by Firm- sponsored collective investment vehicles for which the Firm serves as investment adviser as to which the

Investment Person may be deemed to have Beneficial Ownership viii. Transactions in common or preferred stocks of a class that is publicly-traded, has an average daily trading volume greater than 1 million shares (as indicated by a reliable source) AND is issued by a company with a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency). Day of trade blackout is still applicable. ix. Transactions in Exchange Traded Funds which are considered Covered Securities. Day of trade blackout is still applicable. x. Reportable Funds (other than ETFs advised/subadvised by the Firm). Definitions These terms have special meanings in this Code of Ethics: Access Person Beneficial Ownership Chief Compliance Officer Covered Security Family/Household Non-Access Director Reportable Fund The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC. IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Don't just guess at the answer. Access Person includes: • Every member of the board of the Firm or of the Firm's general partner, Vaughan Nelson Investment Management, Inc., other than Non-Access Directors • Every employee of the Firm • Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales. Beneficial ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits. Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include: • Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts. • Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account). • Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.) • Securities in a person's individual retirement account. • Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account. • Securities owned by a trust of which the person is either a trustee or a beneficiary. • Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account). This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation. Chief Compliance Officer means Carlos Gonzalez, or another person that he or she designates to perform the functions of Chief Compliance Officer when he or she is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by the individual designated to perform such functions by the Chief Compliance Officer. Covered Security means anything that is considered a "security" under the Investment Company Act of 1940, or the Investment Advisers Act of 1940, except: • Direct obligations of the U.S. Government. (Note: This includes only securities supported by the full faith and credit of the U.S. Government, such as U.S. Treasury bonds, and does not include securities issued or guaranteed by federal agencies or government- sponsored enterprises that are not supported by the full faith and credit of the U.S. Government. ) • Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements. • Shares of money market funds

• Exchange Traded Funds (ETFs), (other than those ETFs in which the firm trades). Please see “Appendix A” (attached) for a list of Exchange Traded Funds which ARE considered Covered Securities. • Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds. Please refer to the definition of and current listing of Reportable Funds. This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as: • options on securities, on indexes and on currencies. • investments in all kinds of limited partnerships. • investments in foreign unit trusts and foreign mutual funds. • investments in private investment funds, hedge funds (e.g., a fund managed by the Firm) and investment clubs. If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer. Members of your Family/Household include: • Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support). • Your children under the age of 18. • Your children who are 18 or older (unless they do not live in the same household as you and you do not meaningfully contribute in any way to their support). • Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships. Comment--There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information. Non-Access Director means any person who is a director of Vaughan Nelson Trust Company or of the corporate general partner of Vaughan Nelson Investment Management, L.P. but who is not an officer or employee of the Firm or of such corporate general partner and who meets all of the following conditions: • He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales; • He or she does not have access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and • He or she is not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic. Reportable Fund means any investment companies (other than money market funds) that are registered under the Investment Company Act for which the Firm serves as an investment adviser/sub-adviser, or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A Reportable Fund includes registered investment companies that are advised/sub-advised by the Firm or any of the firm’s affiliates. See most current listing of Reportable Funds maintained by the Chief Compliance Officer. Comment Regarding Reportable Funds Reportable Funds are mutual funds/ETFs for which the Firm or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. For a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds/ETFs, the universe of Reportable Funds is large. Appendix A Personal Trading – Revised 08/27/2024 A. List of Exchange Traded Funds (ETFs) in which Vaughan Nelson Invests (preclearance is required): IWN, I-Shares Russell 2000 Value IWM, I-Shares Russell 2000 Index IVV, I-Shares S&P 500 Index Fund IWD, I-Shares Russell 1000 Value IWV, I-Shares Russell 3000 Index IWS, I-Shares Russell Midcap Value IWB, I-Shares Russell 1000 IWR, I-Shares Russell Midcap IYH, I-Shares U.S. Healthcare SUB, I-Shares Short-Term National AMT-Free Muni Bond MUB, I-Shares S&P National AMT-Free Muni Bond AAXJ, I-Shares MSCI All Country Asia ex Japan ILF, I-Shares S&P Latin America 40 AGG, I-Shares Core Total US Bond Market ETF EWY, I-Shares MSCI South Korea ETF INDA, I-Shares MSCI India OEF, I-Shares S&P 100 ETF IGIB, I-Shares 5-10 Yr Investment Grade Corp Bond ETF MGC, Vanguard Mega Cap 300 VO, Vanguard Mid-Cap BSV, Vanguard Short-Term Bond VCSH, Vanguard Short-Term Corporate Bond VGSH, Vanguard Short-Term Government Bond BIV, Vanguard Intermediate-Term Bond VCIT, Vanguard Intermediate-Term Corporate Bond VIG, Vanguard Dividend Appreciation ETF AMLP, Alerian MLP ETF SCHG, Schwab U.S. Large-Cap Growth ETF SCHD, Schwab U.S. Dividend Equity ETF

B. List of Exchange Traded Funds (ETFs) for which Vaughan Nelson is the Advisor/Sub-advisor (subject to preclearance, blackout, and Fund/ETF 30-day S/T trading restriction): VNSE, Vaughan Nelson Select Equity